SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 12, 2006, Amerityre Corporation (the “Company”) entered into a Manufacturing and Distribution License Agreement and related agreements (collectively, the “Agreement”) with Joon “James” Won Lee, doing business as Flatfree, Inc., a South Korean corporation (“Flatfree-Korea”).  The text of a press release announcing the agreement is attached hereto as an exhibit.

The Agreement grants Flatfree-Korea a license to manufacture Amerityre's polyurethane closed-cell foam flatfree tire products (the “Products”) and market and distribute the products exclusively in South Korea and non-exclusively elsewhere in Asia.  The exclusivity of the license to distribute the Products in South Korea is dependent on Flatfree-Korea making annual minimum license payments of $100,000 per year over an initial term of 10 years. The Agreement also includes provisions for the Company to sell and install a $1.0 Million equipment package to manufacture the Products, as well as provide the proprietary chemical systems needed to produce the Products. Amerityre will supply the polyurethane chemical systems to Flatfree-Korea once the installation of the manufacturing equipment is completed and production commences, which is expected to be in January 2007.

In connection with the Agreement, Amerityre will also provide Flatfree-Korea with equipment setup, training and manufacturing support.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated July 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  July 17, 2006

AMERITYRE CORPORATION

By: /S/ Elliott N. Taylor

Elliott N. Taylor

Executive Vice-President and General Counsel